DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER RESULTS:
NET LOSS OF $104 MILLION OR $0.22 PER SHARE

Results include the recently announced addition to loss reserves of $305 million

Riverwoods, IL, March 16, 2010 – Discover Financial Services (NYSE: DFS) today reported a net loss for the first quarter of 2010 of $104 million, as compared to net income of $120 million for the first quarter of 2009.  Results for the first quarter of 2010 included a pre-tax addition to loan loss reserves of $305 million ($185 million after tax), which brings the company’s reserve coverage to approximately 12 months of losses.  Net income for the first quarter of 2009 included approximately $297 million (after tax) related to the Visa/MasterCard antitrust litigation settlement.

The company has received regulatory approval to redeem the $1.2 billion of preferred stock that it issued to the U.S. Treasury under the TARP Capital Purchase Program. Prior to such redemption, Discover Bank will issue $350 million of tier 2 qualifying capital in the form of subordinated debt. The subordinated debt offering is expected to be completed during the second quarter, subject to market conditions.

First Quarter Highlights

•	Discover card sales volume increased 5% from the prior year to $22 billion.

•	Loans were approximately $50 billion. The student loan portfolio grew $2 billion from the prior year, while credit card loans decreased $3 billion.

•	The first-quarter net charge-off rate was 8.51%, and the over 30 days delinquency rate was 5.05%.

•	Expenses were down 15% from the prior year.

•	Payment Services segment profit before tax was up 28% to $37 million, and transaction volume was $36 billion, a 2% increase from the prior year.

•	Deposit balances originated through direct-to-consumer and affinity relationships were $14.8 billion, an increase of $2.3 billion from the prior quarter.

"Discover's performance this quarter reflects the emergence of a more favorable economic environment, as our Discover card sales volume has now shown four consecutive months of year-over-year growth and delinquency levels have declined," said David Nelms, chairman and chief executive officer of Discover.  "We were also pleased with the continued strong growth of our direct-to-consumer deposit business."

"Our reserve addition this quarter is consistent with our conservative balance sheet management approach," Nelms added.  "By continuing to strengthen our foundation and invest in the Discover franchise, we believe we are well-positioned to deliver on our strategy of becoming the leader in direct banking and payment services, particularly as the U.S. economy improves."

Segment Results:

The company manages its business activities in two segments: Direct Banking and Payment Services.  The company changed the names of its segments to better reflect the nature of products and services included in each.

Beginning with the first quarter of 2010, the trusts used in securitization activities are included in the company’s results1.  In order to provide more meaningful historical comparisons for analyzing data, schedules have been prepared to reflect the results for 2009 on an “as adjusted” basis.  The as adjusted basis assumes that the trusts used in the company’s securitization activities were consolidated into the financial results for 2009.  The as adjusted basis also excludes from results income received in connection with the company’s settlement of its antitrust litigation with Visa and MasterCard for each quarter of 2009 and the income statement impact of the Morgan Stanley special dividend agreement dispute in the fourth quarter of 2009.

Direct Banking

The table below reconciles all numbers in the discussion that follows that would be reflected differently on an as reported basis.  The discussions that follow will compare the first quarter of 2010 to 2009 on an as adjusted basis2.

	Quarter Ended		Quarter Ended
	February 28, 2009		February 28, 2009
	Managed - As Reported	Adjustments	As Adjusted

Credit Card Interest Yield	12.28%	0.09%	12.37%
Net Yield on Loan Receivables	9.11%	0.08%	9.19%
Other Income	$863	$(376)	$487
Provision for Loan Losses	$1,334	$143	$1,477
Income Before Taxes	$167	$(509)	$(342)

Allowance for Loan Losses	$1,879	$1,523	$3,402
Reserve Rate	6.70%	(0.01%)	6.69%

	Quarter Ended		Quarter Ended
	November 30, 2009		November 30, 2009
	Managed - As Reported	Adjustments	As Adjusted

Credit Card Interest Yield	12.75%	0.01%	12.76%
Net Yield on Loan Receivables	9.37%	0.01%	9.38%

Allowance for Loan Losses	$1,758	$2,144	$3,902
Reserve Rate	7.44%	0.23%	7.67%

A pretax loss of $208 million in the first quarter of 2010 was a $135 million improvement from the first quarter of 2009, as adjusted.

Loans ended the quarter at $50 billion, down 2% compared to the prior year.  Student loans grew $2 billion to $2.8 billion while credit card loans declined $3 billion to $45.8 billion.  The decline in credit card loans reflects lower balance transfer activity, partially offset by increased sales volumes.  Sales volume increased 5% compared to the prior year, while balance transfer volume declined 53% from the prior year as the company reduced its marketing of promotional rate balance transfer offers.

Net yield on loan receivables was 9.01%, a decrease of 18 basis points and 37 basis points from the prior year and the prior quarter as adjusted, respectively.  The net yield decreased from both periods primarily due to the increase in lower rate student loan balances and higher funding costs.  The interest yield on credit card loans increased 33 basis points from the prior year as adjusted and decreased 6 basis points from the prior quarter as adjusted.  The increase from the prior year reflects a reduction in promotional rate balances and higher interest rates on standard balances, partially offset by higher interest charge-offs.

The net charge-off rate increased to 8.51% for the first quarter of 2010, up 203 basis points and 8 basis points from the prior year and the prior quarter, respectively.  The increase in both periods reflects elevated levels of consumer bankruptcies and unemployment, partially offset by a higher mix of student loans which have a lower charge-off rate.  The net charge-off rate for the second quarter of 2010 is expected to be between 8.0% and 8.5%.

The over 30 days delinquency rate was 5.05%, an improvement of 21 basis points from the prior year and 26 basis points from the prior quarter, reflecting better overall credit trends. Based on these trends, the company believes that the amount of delinquent loan balances may have peaked in the fourth quarter of 2009.

Provision for loan losses decreased $90 million, or 6%, from the prior year as adjusted, due to a lower reserve build, partially offset by higher net charge-offs.  The allowance for loan losses increased $805 million from the prior year as adjusted, and $305 million from the prior quarter as adjusted.  The reserve rate increased to 8.40%, up 171 basis points and 73 basis points from the prior year and prior quarter as adjusted, respectively. The reserve addition in the quarter was a result of a new analytical process that enhances management’s ability to estimate incurred losses on non-delinquent accounts, which brings the company’s reserve coverage to approximately 12 months of losses.

Other income decreased $6 million from the prior year as adjusted, primarily due to the discontinuance of overlimit fees beginning in February 2010 and a decline in merchant fees, partially offset by higher discount and interchange revenue reflecting higher sales volume.

Expenses were down $81 million, or 15% from the prior year, reflecting the impact of cost containment initiatives and lower marketing expense, as well as a $23 million benefit related to the settlement of the Morgan Stanley special dividend agreement dispute.

Payment Services

Pretax income of $37 million in the quarter was up $8 million, or 28%, from the prior year. Revenues were up $5 million, reflecting an increase in the number of transactions and higher margin volume on the PULSE network and lower incentive payments.  Expenses were down $3 million.

Payment Services dollar volume of $36 billion for the first quarter was up 2% from the prior year.  Third-Party Issuer dollar volume was up 15% from the prior year and Diners Club dollar volume was up 4%.  The dollar volume on the PULSE network increased 1% and number of transactions increased 5% to 720 million due to increased volume from new and existing clients.

Capital/Dividends

The company’s board declared a cash dividend of $0.02 per share of common stock, payable on April 22, 2010, to stockholders of record at the close of business on April 1, 2010.  Capital increased $34 million as a result of the settlement of the Morgan Stanley special dividend agreement dispute.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Tuesday March 16, 2010, at 4:00 p.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.  The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules limiting or modifying certain credit card practices, new laws and rules affecting securitizations, new laws and rules related to government programs to stabilize the financial markets, and regulations and supervisory guidance related to becoming a bank holding company; restrictions on the company’s operations resulting from financing transactions including participation in the U.S. Treasury’s Capital Purchase Program; the actions and initiatives of current and potential competitors; the company’s ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; fraudulent activities or material security breaches of key systems; the company’s ability to introduce new products or services; the company’s ability to sustain its investment in new technology and manage its relationships with third-party vendors; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty financing or integrating new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2009, which is filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).

1The company adopted ASC Section 860 and 810, referred to as Statement of Financial Accounting Standards No. 166 and 167, on Dec. 1, 2009, which required its credit card securitization trusts to be included in its consolidated financial results beginning with the first quarter of 2010.
2 All references to financial information on an as adjusted basis reflect these adjustments.  For more information, and a detailed reconciliation, see the schedule titled “Reconciliation of GAAP to As Adjusted Data” attached to this press release.

Discover Financial Services
As Adjusted Basis (for 2009 data) 1
(unaudited, dollars in thousands, except per share statistics)
	Quarter Ended
	Feb 28, 2010	Nov 30, 2009	Feb 28, 2009

Earnings Summary
Interest Income	$1,559,150	$1,576,442	$1,602,857
Interest Expense	413,724	393,160	426,882
Net Interest Income	1,145,426	1,183,282	1,175,975
Other Income	545,876	550,229	546,858
Revenue Net of Interest Expense	1,691,302	1,733,511	1,722,833
Provision for Loan Losses	1,387,206	1,258,261	1,477,084
Total Other Expense	474,804	578,507	559,123
Income Before Income Taxes	(170,708)	(103,257)	(313,374)
Tax Expense	(67,170)	(44,037)	(117,046)
Net Income	$(103,538)	$(59,220)	$(196,328)

Net Income Allocated to Common Stockholders 2	$(122,233)	$(77,855)	$(196,328)

Income Before Income Taxes, Direct Banking 3	$(207,665)	$(127,028)	$(342,300)
Income Before Income Taxes, Payment Services 4	$36,957	$23,771	$28,926

Basic EPS 5	$(0.22)	$(0.14)	$(0.41)
Diluted EPS 5	$(0.22)	$(0.14)	$(0.41)

Balance Sheet Statistics
Total Assets	$66,818,951	$67,116,359	$61,242,736
Total Equity	$7,015,048	$7,102,991	$4,990,974
Total Loans	$50,093,516	$50,854,146	$50,875,614
Average Total Loans	$51,555,460	$50,585,332	$51,866,776

Key Ratios
Net Yield on Loan Receivables 6	9.01%	9.38%	9.20%
Return on Loan Receivables 7	(0.81% )	(0.47% )	(1.54% )
Reserve Rate 8	8.40%	7.67%	6.69%
Reserve Rate (excluding guaranteed student loans) 9	8.73%	7.87%	6.73%
Interest Yield 10	12.15%	12.35%	12.26%
Net Principal Charge-off Rate 11	8.51%	8.43%	6.48%
Delinquency Rate (over 30 days) 12	5.05%	5.31%	5.26%
Delinquency Rate (over 90 days) 13	2.77%	2.78%	2.69%

Total Discover Card Volume	$23,844,456	$23,335,440	$23,964,577
Discover Card Sales Volume	$22,399,675	$21,903,694	$21,293,757

Volume
PULSE Network	$27,617,635	$24,667,926	$27,454,173
Third-Party Issuers	1,561,929	1,522,269	1,362,446
Diners Club International 14	6,554,504	7,172,809	6,293,574
Total Payment Services 4	35,734,068	33,363,004	35,110,193
Discover Network - Proprietary 15	23,172,534	22,712,600	22,424,367
Total	$58,906,602	$56,075,604	$57,534,560

1As adjusted basis (non-GAAP) data is presented to show how the Company's financial data would be presented for fiscal quarters ended November 30, 2009 and February 28, 2009 if the trusts used in the Company’s securitization activities were consolidated into the Company’s financial statements for such periods. As adjusted income statement data also excludes the impact of income received in connection with the settlement of the Company's antitrust litigation with Visa and MasterCard in each quarter of 2009 and the income statement impact of the Morgan Stanley special dividend agreement dispute in the fourth quarter of 2009. For reconciliation of comparable GAAP measures see Reconciliation of GAAP to As Adjusted data.

2 Net Income Allocated to Common Stockholders represents net income less (i) dividends and accretion of discount on shares of preferred stock and (ii) income allocated to participating securities.

3 Direct Banking segment was formerly referred to as the U.S. Card segment.

4 Payment Services segment was formerly referred to as the Third-Party Payments segment.

5 Earnings per share represents net income allocated to common stockholders divided by the weighted average common shares outstanding.

6 Net Yield on Loan Receivables represents net interest income (annualized) divided by average total loans for the period.

7 Return on Loan Receivables represents net income (annualized) divided by average total loans for the period.

8 Reserve Rate represents the allowance for loan losses divided by total loans less loans held for sale.

9 Reserve Rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. The Company believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss. For a corresponding reconciliation of loans excluding the guaranteed portion of student loans to a GAAP financial measure, see Reconciliation of GAAP to As Adjusted data schedule.

10 Interest Yield represents interest income on loan receivables (annualized) divided by average loans for the reporting period.

11 Net Principal Charge-off Rate represents net principal charge-off dollars (annualized) divided by average loans for the reporting period.

12 Delinquency Rate (Over 30 Days) represents the total dollar amount of loans delinquent greater than thirty days divided by ending total loans.

13 Delinquency Rate (Over 90 Days) represents the total dollar amount of loans delinquent greater than ninety days divided by ending total loans.

14 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

15 Gross proprietary sales volume on the Discover Network.

DISCOVER FINANCIAL SERVICES

RECONCILIATION OF GAAP TO AS ADJUSTED DATA

The following pages present a reconciliation for certain information disclosed in the financial data supplement.

The trusts used in the securitization activities of Discover Financial Services (the "Company") are included in the Company's consolidated financial results beginning with the fiscal quarter ending February 28, 2010, in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 166,  Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140 ("Statement No. 166") (codified under the FASB Accounting Standards Codification ("ASC") Section 860,  Transfers and Servicing) and Statement of Financial Accounting Standards No. 167,  Amendments to FASB Interpretations No. 46(R) ("Statement No. 167") (codified under ASC Section 810, Consolidation ), which were effective for the Company at the beginning of its current fiscal year, December 1, 2009.

The Company did not retrospectively adopt Statements No. 166 and 167 and, therefore, financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for 2010 and beyond will reflect the new accounting requirements, but the historical GAAP financial statements for periods ending on or before November 30, 2009 will continue to reflect the accounting applicable prior to the Company’s adoption of Statements No. 166 and 167.

To allow for a more meaningful historical comparison in analyzing financial data presented in 2010 and beyond, the Company has prepared financial statements showing how the Company's financial data would have been presented if the trusts used in the Company's securitization activities were consolidated into the Company's financial statements for such periods. In preparing the financial statements, the Company made securitization and as adjusted adjustments for each period. Securitization adjustments reverse the effect of loan securitization by recharacterizing securitization income to report interest income, interest expense, provision for loan losses, discount and interchange revenue and loan fee revenues in the same lines as non-securitized loans. As adjusted adjustments include additional amounts necessary to reflect results as if the trusts used in our securitization activities had been fully consolidated in our historical results and adjustments to exclude the impact of income received in connection with the settlement of the Company's antitrust litigation with Visa and MasterCard in each quarter of 2009 and the income statement impact of the Morgan Stanley special dividend agreement dispute in the fourth quarter of 2009.

Reserve rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. A reconciliation of total loans, a GAAP financial measure, to loans excluding the guaranteed portion of student loans is shown on the pages that follow. A portion of the Company's student loans are 97% guaranteed by the federal government under the Federal Family Education Loan Program. These guaranteed student loans carry little default risk and therefore, are reserved at a significantly lower rate than the remaining portfolio. Management believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss.

Discover Financial Services
Reconciliation of GAAP to As Adjusted Data
(unaudited, dollars in thousands, except per share statistics)
	Quarter Ended
	Feb 28, 2010	Nov 30, 2009	Feb 28, 2009

GAAP Total Loans	$50,093,516	$23,625,084	$28,034,208
Securitization Adjustments	NA	27,235,288	22,854,496
Managed Basis	50,093,516	50,860,372	50,888,704
As Adjusted Adjustments	-	(6,226)	(13,090)
As Adjusted Total Loans	50,093,516	50,854,146	50,875,614
Less: Guaranteed portion of student loans	(1,910,889)	(1,274,453)	(334,847)
As Adjusted Total Loans Less: Guaranteed portion of student loans	$48,182,627	$49,579,693	$50,540,767

Reserve Rate
GAAP Basis	8.40%	7.44%	6.70%
Adjustments	-	0.23%	(0.01% )
As Adjusted	8.40%	7.67%	6.69%
Adjustments (to exclude guaranteed student loans)	0.33%	0.20%	0.04%
As Adjusted (excluding guaranteed student loans)	8.73%	7.87%	6.73%

Total Company
Interest Income
GAAP Basis		$638,086	$815,793
Securitization Adjustments		947,604	788,056
Managed Basis		1,585,690	1,603,849
As Adjusted Adjustments		(9,248)	(992)
As Adjusted		$1,576,442	$1,602,857

Interest Expense
GAAP Basis		$314,158	$312,720
Securitization Adjustments		89,140	125,697
Managed Basis		403,298	438,417
As Adjusted Adjustments		(10,138)	(11,535)
As Adjusted		$393,160	$426,882

Net Interest Income
GAAP Basis		$323,928	$503,073
Securitization Adjustments		858,464	662,359
Managed Basis		1,182,392	1,165,432
As Adjusted Adjustments		890	10,543
As Adjusted		$1,183,282	$1,175,975

Other Income
GAAP Basis		$1,253,559	$1,189,956
Securitization Adjustments		(269,187)	(266,499)
Managed Basis		984,372	923,457
As Adjusted Adjustments		(434,143)	(376,599)
As Adjusted		$550,229	$546,858

Revenue Net of Interest Expense
GAAP Basis		$1,577,487	$1,693,029
Securitization Adjustments		589,277	395,860
Managed Basis		2,166,764	2,088,889
As Adjusted Adjustments		(433,253)	(366,056)
As Adjusted		$1,733,511	$1,722,833

Provision for Loan Losses
GAAP Basis		$399,732	$937,813
Securitization Adjustments		589,277	395,860
Managed Basis		989,009	1,333,673
As Adjusted Adjustments		269,252	143,411
As Adjusted		$1,258,261	$1,477,084

Total Other Expense
GAAP Basis		$607,499	$559,123
As Adjusted Adjustments		(28,992)	-
As Adjusted		$578,507	$559,123

Income Before Income Taxes
GAAP Basis		$570,256	$196,093
As Adjusted Adjustments		(673,513)	(509,467)
As Adjusted		$(103,257)	$(313,374)

Tax Expense
GAAP Basis		$217,719	$75,699
As Adjusted Adjustments		(261,756)	(192,745)
As Adjusted		$(44,037)	$(117,046)

Net Income
GAAP Basis		$352,537	$120,394
As Adjusted Adjustments		(411,757)	(316,722)
As Adjusted		$(59,220)	$(196,328)

Net Income Allocated to Common Stockholders
GAAP Basis		$330,505	$118,380
As Adjusted Adjustments		(408,360)	(314,708)
As Adjusted		$(77,855)	$(196,328)

Income Before Income Taxes, Direct Banking
Managed		$546,485	$167,167
As Adjusted Adjustments		(673,513)	(509,467)
As Adjusted		$(127,028)	$(342,300)

Basic EPS
GAAP Basis		$0.61	$0.25
Adjustments		(0.75)	(0.65)
As Adjusted		$(0.14)	$(0.41)

Diluted EPS
GAAP Basis		$0.60	$0.25
Adjustments		(0.74)	(0.65)
As Adjusted		$(0.14)	$(0.41)

Total Assets
GAAP Basis		$46,020,987	$40,606,518
Securitization Adjustments		26,968,289	22,625,139
Managed Basis		72,989,276	63,231,657
As Adjusted Adjustments		(5,872,917)	(1,988,921)
As Adjusted		$67,116,359	$61,242,736

Total Equity
GAAP Basis		$8,435,547	$5,999,351
As Adjusted Adjustments		(1,332,556)	(1,008,377)
As Adjusted		$7,102,991	$4,990,974

Loan Receivables
Average Total Loans
GAAP Basis		$23,835,598	$27,733,143
Securitization Adjustments		26,755,248	24,144,702
Managed Basis		50,590,846	51,877,845
As Adjusted Adjustments		(5,514)	(11,069)
As Adjusted		$50,585,332	$51,866,776

Net Yield on Loan Receivables
GAAP Basis		5.45%	7.36%
Adjustments		3.93%	1.84%
As Adjusted		9.38%	9.20%

Return on Loan Receivables
GAAP Basis		5.93%	1.76%
Adjustments		(6.40% )	(3.30% )
As Adjusted		(0.47% )	(1.54% )

Interest Yield
GAAP Basis		10.25%	11.24%
Adjustments		2.10%	1.01%
As Adjusted		12.35%	12.26%

Net Principal Charge-off Rate
GAAP Basis		7.98%	6.34%
Adjustments		0.45%	0.14%
As Adjusted		8.43%	6.48%

Delinquency Rate (over 30 days)
GAAP Basis		4.92%	5.04%
Adjustments		0.39%	0.22%
As Adjusted		5.31%	5.26%

Delinquency Rate (over 90 days)
GAAP Basis		2.58%	2.57%
Adjustments		0.20%	0.12%
As Adjusted		2.78%	2.69%